Global Payments Completes Acquisition of PayPros

ATLANTA, March 5, 2014 -- Global Payments Inc. (NYSE: GPN), one of the largest worldwide providers of payment solutions, announced today that it has completed the acquisition of Payment Processing, Inc. (PayPros), an innovative provider of fully-integrated payment solutions for 58,000 small-to-medium sized merchants in the United States. PayPros delivers its products and services through a network of over 1,000 technology-based enterprise software partners to vertical markets that are complementary to the markets served by Accelerated Payment Technologies, Inc., a Global Payments company since October 2012.
Under the terms of the agreement, Global Payments paid a purchase price of $420 million in cash, funded by a combination of cash on hand and the company’s new unsecured term loan facility. The company does not expect the acquisition to have a material impact on its fiscal 2014 operating results. Additional details will be provided during the company’s earnings call on April 3, 2014, which will be webcast and accessible at www.globalpaymentsinc.com.

About Global Payments
Global Payments Inc. is one of the largest worldwide providers of payment solutions for merchants, value added resellers, financial institutions, government agencies, multi-national corporations and independent sales organizations located throughout North America, South America, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of solutions and services for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.

This announcement and comments made by Global Payments' management may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the effect on our results of operations of continued security enhancements to our processing system; foreign currency risks which become increasingly relevant as we expand internationally; the effect of current domestic and worldwide economic conditions, future performance and integration of acquisitions, and other risks detailed in our SEC filings, including the most recently filed Form 10-K. We undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor contact:	investor.relations@globalpay.com	Media contact:	media.relations@globalpay.com
	Jane Elliott		770-829-8755
770-829-8234

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